Exhibit 99.1

XMax Announces Strategic Expansion Into Artificial Intelligence to Drive Growth and Diversification

LOS ANGELES, CA, March 24, 2026 – XMax Inc. (NASDAQ: XWIN, “XMax” or the “Company”) today announced that its Board of Directors has approved a strategic expansion into artificial intelligence (“AI”) while continuing to operate and develop its existing furniture business. The initiative is designed to diversify revenue streams and position the Company for long-term growth amid challenging conditions in the furniture market.

Under the new strategy, XMax plans to enter several high-growth AI segments, including AI software and hardware development, cloud and GPU compute infrastructure, AI model access and orchestration, and enterprise-focused AI agent deployment. The Company expects these initiatives to create new technology-driven business lines with scalable commercial potential.

To support the expansion, XMax may raise capital for research and development, strategic partnerships, joint ventures, or acquisitions in AI and advanced technology sectors. The Company will continue strengthening its core furniture operations as one of its principal business lines. Pending deployment of capital into specific projects, the Company may also manage its capital through prudent investment strategies designed to enhance overall capital efficiency and support long-term shareholder value.

“This strategic expansion into artificial intelligence marks an important moment for XMax,” said the Chief Executive Officer of XMax. “While we continue to strengthen our longstanding furniture business, entering the AI sector positions us to participate in one of the fastest-growing technology markets in the world. This initiative will create new pathways for innovation, diversify our revenue potential, and lay the groundwork for long-term value creation for our shareholders. We believe this is the right move at the right time to secure the Company’s future and unlock new opportunities for sustainable growth.”

About XMax Inc.

Headquartered in Commerce, California, XMax Inc., formerly known as Nova LifeStyle Inc., is a well-established distributor of contemporary styled residential and commercial furniture. The Company monitors popular trends and products to create design elements integrated into product lines for both stand-alone and whole-room furnishing solutions. Through its global network of retailers, e-commerce platforms, and hospitality providers, the Company serves customers worldwide with high-quality furniture products.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to fully resume our operations and remain financially healthy, our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Investor Relations Contact

ICR LLC.

XMaxIR@icrinc.com